Exhibit 99.01

FOR IMMEDIATE RELEASE                                            SCOTT J. DUNCAN
                                                                 FX Energy, Inc.
September 24, 2003                                3006 Highland Drive, Suite 206
                                                      Salt Lake City, Utah 84106
                                               (801) 486-5555 Fax (801) 486-5575
                                                                www.fxenergy.com

                   FX Energy, Inc. Provides Operations Update

Salt Lake City, September 24, 2003, - FX Energy, Inc. (Nasdaq: FXEN) while attending the J.S. Herold Pacesetters Energy Conference in Greenwich, Thomas B. Lovejoy Chief Financial Officer of FX Energy discussed the current operational status of the Zaniemysl-3 well and the Company's plans for the future exploration of Fences I and II. He reported that the road building and site preparation for the Zaniemysl-3 well location was started the first week of September. Rig move on and drilling is scheduled to begin in October and the status of the operations will be updated on the Company's website.

Mr. Lovejoy also reported that the Company has undertaken several new geophysical projects in Fences I and II where new processing techniques will be used to identify additional drilling prospects or to improve on the quality of the data over already mapped structures.

"We believe that technology used in the North Sea and other areas similar to the Permian Basin in Poland offers tremendous potential for us in our Fences projects," stated Mr. Lovejoy. "Beginning now and for the next several months, with the help of our Technical Advisory Panel and the Geophysical Center in Torun in western Poland, we will re-process existing data over targets already identified on 2D and 3D seismic," said Mr. Lovejoy. "Other data will be processed by a contractor in Houston using the latest processing technique that may be able to indicate the presence of gas reservoirs. We have already conducted this processing over the Radlin field in Fences I and had good correlation with known gas and known non-gas areas. We will repeat this process over a prospect in Fences I as well as a Fences II lead that has been identified on seismic. In the coming months the geophysical center in Torun will use velocity/depth correlation technology to map the entire Fences I and II area."

"Reprocessing of 2D over the remainder of Fences I and II will result in a comprehensive, unified depth map based on a grid of good quality data using the reprocessing methodology from our work last year. We expect this will allow us to identify many more leads and perhaps even additional prospects," continued Mr. Lovejoy.

"Because of the extensive amount of data available in the Fences areas we can accomplish this work for a relatively small amount of money and it will greatly enhance the value of our exploration acreage when it is farmed out to a partner in accordance with our current business plan," Mr. Lovejoy concluded.

FX Energy holds interests in five project areas in Poland:

The Fences I project area covers approximately 265,000 acres in western Poland's Permian Basin. FX Energy holds a 49% interest subject to the right of CalEnergy Gas to earn half of that 49%. POGC holds 51%.

The Fences II project area covers approximately 670,000 acres in western Poland's Permian Basin. FX Energy has a 49% interest in Fences II and POGC holds 51%.

The Fences III project area covers approximately 770,000 acres in western Poland's Permian Basin. FX Energy holds a 100% interest.

The Pomerania project area covers approximately 2.2 million acres in western Poland's Permian Basin. FX Energy holds a 100% interest in the Pomerania project area except for one block of approximately 225,000 acres, where its interest is 85% and POGC holds 15%.

The Wilga project area covers approximately 250,000 acres in central Poland; FX Energy holds a 45% interest.

                                 ______________

For a discussion of the contingencies and uncertainties to which information respecting future events is subject, see FX Energy's 2002 annual report on Form 10-K and other SEC reports or visit FX Energy's website at www.fxenergy.com.

This release contains forward-looking statements. Forward-looking statements are not guarantees of future drilling or other exploration or development results, the actual presence or recoverability of estimated reserves, the ability to establish reserves equal to the potential of exploration targets, production amounts or revenues, construction costs or schedules or similar matters. Forward-looking statements are subject to risks and uncertainties outside FX Energy's control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy's 2002 annual report on Form 10-K and other SEC reports.